Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANK ANNOUNCES ACQUISITION of

MONTGOMERY BANK & TRUST

July 6, 2012

AMERIS BANK (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today a definitive agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits and certain assets of Montgomery Bank & Trust., a full-service bank with two branches located in Ailey and Vidalia, Georgia. The Georgia Department of Banking & Finance declared Montgomery Bank & Trust, headquartered in Ailey, closed today and appointed the FDIC as receiver for the financial institution. The FDIC sold certain assets and deposit liabilities of Montgomery Bank & Trust to Ameris Bank.

As branches of Ameris Bank, the two offices in Ailey and Vidalia will be open and serving customers on Monday, July 9, 2012, during the bank’s normal business hours. Montgomery Bank & Trust depositors will automatically become depositors of Ameris Bank, and deposits will continue to be insured by the FDIC (up to FDIC maximum).

Edwin W. Hortman, Jr., President & CEO commented, “We are appreciative of the opportunity to welcome customers and employees of Montgomery Bank & Trust to the Ameris Bank family. Customers can be confident that their deposits are safe and readily accessible. Ameris Bank has supported the financial needs of local communities since 1971. It is exciting to gain new customers in and near established offices that will further complement our existing presence in these markets.”

As a result of the Montgomery Bank & Trust acquisition, Ameris Bank will assume approximately $164.4 million in total deposits and $12.4 million in total assets.

Ameris Bank is a wholly-owned subsidiary of Ameris Bancorp, headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.